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                                   EXHIBIT 4.1



































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                                       --

                           CERTIFICATE OF DESIGNATION
                                       OF
                        7% CONVERTIBLE PREFERRED STOCK OF
                         CHANCELLOR BROADCASTING COMPANY

                        Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware


               The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Chancellor Broadcasting Company, a Delaware corporation (the "Corporation"), by unanimous written consent:

               RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by provisions of the Corporation's Second Restated Certificate of Incorporation, and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the Senior Vice President of the Corporation be, and hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware the Certificate of Designation of Convertible Preferred Stock of the Corporation fixing the designation, powers, preferences and rights of a new series of the Corporation's Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, as follows:

               1.   Number of Shares; Designation.  A total of 2,300,000
                    -----------------------------
     shares of Preferred Stock, par value $.01 per share, of the Corporation are hereby designated as 7% Convertible Preferred Stock (the "Convertible Preferred Stock"). The number of authorized shares of Convertible Preferred Stock may be decreased, at any time and from time to time, by resolution of the Board of Directors of the Corporation; provided, however, that no decrease shall reduce the
                  --------  -------
     authorized number of shares of the Series to a number less than the number of shares outstanding.

               2.   Rank.  The Convertible Preferred Stock shall, with
                    ----
     respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, (x) rank senior and prior to (a) the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") and
     (b) any other class or series of capital stock of the Corporation that by its terms ranks junior to the Series as to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, (y) rank on a parity with all Parity Dividend Shares


















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                                       --

     (as defined in Section 3 (c)) and all Parity Liquidation Shares (as defined in Section 5(b)), and (2) rank junior to all Senior Dividend Shares (as defined in Section 3(a)), all Senior Liquidation Shares (as defined in Section 5(b)) and to any class or series of capital stock (other than Common Stock) of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks on a parity with or junior to the Convertible Preferred Stock as to dividends and rights upon liquidation, dissolution or winding-up of the Corporation (which shall include, for purposes of the foregoing, any entity with which the Corporation may be merged or consolidated or to which all or substantially all the assets of the Corporation may be transferred or which transfers all or substantially all of its assets to the Corporation).

               3.   Dividends.  (a)  The cash dividend rate on shares of
                    ---------
     the Convertible Preferred Stock shall be 7% of the liquidation preference per share per annum. Dividends on shares of Convertible Preferred Stock shall be fully cumulative, accruing, without interest, from the most recent date to which dividends have been paid or, if none have been paid, from the date of original issuance of Convertible Preferred Stock, and shall be payable quarterly in arrears, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends on January 15, April 15, July 15 and October 15 of each year (each, a "Dividend Payment Date"), commencing April 15, 1997, except that if any Dividend Payment Date is not a business day then the Dividend Payment Date shall be on the first immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in the City of New York). Each dividend shall be paid to the holders of record of shares of the Series as they appear on the stock register of the Corporation at the close of business on such record dates (each, a "Dividend Payment Record Date"), which shall be not more than 60 days nor fewer than 10 days preceding each Dividend Payment Date thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends payable for each quarterly dividend period shall be computed by dividing the annual dividend by four. Dividends payable for any partial dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 60 days nor fewer than 10 days preceding the date on which dividends in arrears will be paid, as may be fixed by the Board of Directors of the Corporation. No interest shall be payable with respect to any





















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                                       --

     dividend payment that may be in arrears. Holders of shares of the Convertible Preferred Stock shall be entitled to receive dividends in preference to and in priority over dividends upon the Common Shares and any other series or class of the Corporation's capital stock that ranks junior as to dividends to the Convertible Preferred Stock ("Junior Dividend Shares") and shall be on a parity as to dividends with any series or class of the Corporation's capital stock that does not rank senior or junior as to dividends with the Convertible Preferred Stock ("Parity Dividend Shares"). The holders of shares of the Convertible Preferred Stock shall not be entitled to any dividends other than the cash dividends provided for in this Section 3.

               (b) No dividends, other than dividends payable solely in Common Shares, Junior Dividend Shares, or warrants or other rights to acquire such Common Shares or Junior Dividend Shares, shall be paid or declared and set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any Common Shares or Junior Dividend Shares unless and until all accrued and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then current quarterly dividend period, shall have been paid or declared and set apart for payment without interest.

               (c) If at any time the Corporation issues any class or series of capital stock ranking senior and prior to the Convertible Preferred Stock with respect to the payment of dividends ("Senior Dividend Shares") and fails to pay or declare and set apart for payment accrued and unpaid dividends on such Senior Dividend Shares, in whole or in part, then (except to the extent allowed by the terms of the Senior Dividend Shares) no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Shares, including the full dividends for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest. Except as provided in Section 3(d) below, no dividends shall be paid or declared and set apart for payment on any Parity Dividend Shares for any period unless the Company has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, on the Convertible Preferred Stock all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends. Except as provided in Section 3(d) below, no dividends shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless the Company has paid or declared and set apart for























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                                       --

     payment, or contemporaneously pays or declares and sets apart for such payment, on any Parity Dividend Shares all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends.

               (d) If at any time the Corporation has failed to pay accrued dividends on any shares of the Convertible Preferred Stock on any Dividend Payment Date or any Parity Dividend Shares on a stated payment date, as the case may be, the Corporation shall not:

               (i) purchase any shares of the Convertible Preferred Stock or Parity Dividend Shares (except for a consideration payable in Common Shares or Junior Dividend Shares) or redeem fewer than all of the shares of the Convertible Preferred Stock and Parity Dividend Shares then outstanding except for (x) the repurchase or redemption of shares of the Convertible Preferred Stock made pro
                                                                        ---
          rata among the holders of the shares of the Convertible Preferred
          ----
          Stock then outstanding and (y) the repurchase or redemption made pro rata with respect to all shares of the Convertible Preferred
          --- ----
          Stock and Parity Dividend Shares then outstanding so that the amounts repurchased or redeemed shall in all cases bear to each other the same ratio that, at the time of the repurchase or redemption, the required redemption payments on the shares of the Convertible Preferred Stock and the other Parity Dividend Shares then outstanding, respectively, bear to each other, or

              (ii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Common Shares, Junior Dividend Shares, shares of the Convertible Preferred Stock or Parity Dividend Shares, except to the same extent that the Corporation could purchase such shares.

               Unless and until all dividends accrued but unpaid in respect of prior dividend payment periods on shares of the Convertible Preferred Stock and any Parity Dividend Shares at the time outstanding have been paid in full or a sum sufficient for such payment is declared and set apart, as provided in the preceding paragraph, all dividends accrued by the Corporation upon shares of the Convertible Preferred Stock or Parity Dividend Shares shall be declared pro rata
                                                                  --- ----
      with respect to all shares of the Convertible Preferred Stock and Parity Dividend Shares then outstanding, so that the amounts of any dividends declared on shares of the Convertible Preferred Stock and on the Parity Dividend Shares shall in all cases bear to each other the




















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                                       --

     same ratio that, at the time of the declaration, all accrued but unpaid dividends in respect of prior dividend payment periods on shares of the Convertible Preferred Stock and the other Parity Dividend Shares, respectively, bear to each other.

               4.   Optional Redemptions for Cash.  (a)  Shares of the
                    -----------------------------
     Convertible Preferred Stock shall not be redeemable prior to January 19, 2000. Thereafter, subject to the restrictions in Section 3 above, shares of the Convertible Preferred Stock may be redeemed by the Corporation, in whole or in part, at the option of the Corporation at the following redemption prices (expressed as percentages of the liquidation preference thereof) per share if redeemed during the 12-month period beginning January 15 (January 19 in the case of 2000) in the year indicated below:



     Year              Percentage     Year                       Percentage

     2000  . . . . .     104.90%      2004 . . . . . . . .     102.10%
     2001  . . . . .     104.20%      2005 . . . . . . . .     101.40%
     2002  . . . . .     103.50%      2006 . . . . . . . .     100.70%
     2003  . . . . .     102.80%      2007 and thereafter      100.00%


     plus, in each case, an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the redemption date ("Optional Redemption Price").

               (b) Not less than 15 nor more than 60 days (such date as fixed by the Board of Directors of the Corporation referred to herein as the "Redemption Record Date") prior to the date fixed for any redemption of shares of the Convertible Preferred Stock pursuant to this Section 4, a notice specifying the time and place of the redemption and the number of shares to be redeemed shall be given by first class mail, postage prepaid, to the holders of record on the Redemption Record Date of the shares of the Convertible Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the redemption date at the place designated in the notice such holder's certificate or certificates representing the number of shares specified in the notice of redemption. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date, each holder of shares of Convertible Preferred Stock to be redeemed shall present and













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                                       --

     surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the Optional Redemption Price of the shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) If a notice of redemption has been given pursuant to this Section 4 and if, on or before the redemption date, the funds necessary for such redemption (including all dividends on the shares of Convertible Preferred Stock to be redeemed that will accrue to but not including the redemption date) shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for
     --- ----
     redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of the Convertible Preferred Stock to be redeemed, and at the close of business on the date on which such funds have been segregated and set aside by the Corporation as provided in this Section 6(c), the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the conversion rights provided in Section 6 below and the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the Optional Redemption Price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.

               (d) If a notice of redemption has been given pursuant to this Section 4 and any holder of shares of Convertible Preferred Stock shall, prior to the close of business on the redemption date, give written notice to the Corporation pursuant to Section 6 below of the conversion of any or all of the shares to be redeemed held by the holder (accompanied by a certificate






















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                                       --

     or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by
     Section 6 below), then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 6 below, whereupon any funds deposited by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in Section 6 below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall automatically and without further corporate action or notice be discharged from the trust.

               (e) In every case of redemption of fewer than all of the outstanding shares of the Convertible Preferred Stock pursuant to this
     Section 4, the shares to be redeemed shall be selected pro rata or by
                                                            --------
     lot or in such other manner as the Board of Directors of the Corporation may determine, as may be prescribed by resolution of the Board of Directors of the Corporation, provided that only whole shares shall be selected for redemption.

               5.   Liquidation.  (a)  The liquidation value of shares of
                    -----------
     Convertible Preferred Stock, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, shall be $50.00 per share, plus an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the payment date (the "Liquidation Value").

               (b) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of Convertible Preferred Stock (i) shall not be entitled to receive the Liquidation Value of the shares held by them until payment in full or provision has been made for the payment of all claims of creditors of the Corporation and the liquidation preference of any class or series of capital stock ranking senior to the Convertible Preferred Stock with respect to redemption rights and rights upon liquidation, dissolution or winding up of the affairs of the Corporation ("Senior Liquidation Shares") shall have been paid in full and (ii) shall be entitled to receive the Liquidation Value of such shares held by them in preference to and in priority over any distributions upon the Common Shares and any other series or class of the Corporation's capital stock that ranks junior to the Convertible Preferred Stock as to redemption rights and rights upon liquidation, dissolution or winding up of the affairs of the Corporation ("Junior Liquidation Shares"). Upon payment in full of the Liquidation Value to which the holders of shares of the




















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                                       --

     Convertible Preferred Stock are entitled, the holders of shares of the Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Liquidation Value payable to the holders of shares of the Convertible Preferred Stock and the liquidation preference payable to the holders of any series or class of the Corporation's capital stock, outstanding on the date hereof or hereafter issued, that ranks on a parity with the Convertible Preferred Stock as to redemption rights and rights upon liquidation, dissolution or winding up of the affairs of the Corporation ("Parity Liquidation Shares"), the holders of all such shares shall share ratably in accordance with the respective preferential amounts payable on such shares in any distribution.

               (c) Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section 5.

               6.   Conversion.  (a)  Holders of shares of Convertible
                    ----------
     Preferred Stock will have the right, exercisable at any time after March 23, 1997, except in the case of shares of Convertible Preferred Stock called for redemption (as described in Section 4(d) above), to convert shares of Convertible Preferred Stock into shares of Class A Common Stock (the "Class A Common Stock") at the conversion price of $32.90 per share of Class A Common Stock, subject to adjustment as described below in Section 6(f) (the "Conversion Price"). The number of shares of Class A Common Stock into which a share of the Convertible Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/100th of a share) shall be determined by dividing $50.00 by the Conversion Price then in effect. In the case of shares of the Convertible Preferred Stock called for redemption, conversion rights will expire at the close of business on the redemption date. Certificates representing shares of the Convertible Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Payment Record Date and the opening of business on any corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. No such payment will be required to accompany shares of the Convertible Preferred Stock called for redemption and surrendered during the period between the close of business on any Dividend





















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                                       --

     Payment Record Date and the opening of business on any corresponding Dividend Payment Date (it being the case that, except as provided in Section 4(a), any shares so redeemed shall not be entitled to receive the dividend payable by the Company on such Dividend Payment Date). Notwithstanding the foregoing, a holder of shares of the Convertible Preferred Stock on a Dividend Payment Record Date who (or whose transferee) tenders any such shares for conversion into shares of Class A Common Stock on the relevant Dividend Payment Date shall be entitled to receive the dividend payable by the Company on such shares of Convertible Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided in the immediately preceding sentence, no payment or allowance for accrued dividends on the shares of Convertible Preferred Stock is to be made on conversion.

               (b) Any holder of shares of Convertible Preferred Stock electing to convert the shares or any portion thereof in accordance with Section 6(a) above shall deliver the certificates therefor and the dividend payment referred to in Section 6(a) above, if applicable, to the principal office of any transfer agent for the Class A Common Stock, with a form of conversion notice fully completed and duly executed and, if required by Section 6(a) above, accompanied by payment of an amount equal to the dividend payable on such shares on the applicable Dividend Payment Date. The conversion right with respect to any shares of Convertible Preferred Stock shall be deemed to have been exercised at the date upon which the certificates therefor and the dividend payment referred to in Section 6(a) above, if applicable, with the conversion notice duly executed (and the payment required by Section 6(d), if applicable), shall have been so delivered, and the person or persons entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock upon that date.

               (c) No fractional shares of Class A Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered. Instead of any fractional share of Class A Common Stock otherwise issuable upon conversion of any shares of























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                                       --

     Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of Sale Price of the Class A Common Stock at the close of business on the day of conversion. In the absence of a Sale Price, the Board of Directors shall in good faith determine the current market price on such basis as it considers appropriate and such current market price shall be used to calculate the cash adjustment. As used herein, "Sale Price" means the closing sales price of the Class A Common Stock (or if no sale price is reported, the average of the high and low bid prices) as reported by the principal national or regional stock exchange on which the Class A Common Stock is listed or, if the Class A Common Stock is not listed on a national or regional stock exchange, as reported by the Nasdaq Stock Market and if not so reported, then as reported by the National Quotation Bureau Incorporated.

               (d) If a holder converts shares of Convertible Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Common Stock upon the conversion or due upon the issuance of a new certificate or certificates for any shares of Convertible Preferred Stock not converted. The holder, however, shall pay any such tax that is due because any such shares of the Class A Common Stock or of the Convertible Preferred Stock are issued in a name other than the name of the holder.

               (e) The Corporation shall reserve out of its authorized but unissued Class A Common Stock or its Class A Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the then-outstanding shares of Convertible Preferred Stock. For the purposes of this Section 6(e), the full number of shares of Class A Common Stock then issuable upon the conversion of all then-outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all outstanding shares of Convertible Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Delaware and its certificate of incorporation, increase the authorized amount of its Class A Common Stock if at any time the authorized amount of its Class A Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Convertible Preferred Stock at the time outstanding. If any shares of Class A Common Stock required to be reserved for issuance upon conversion of shares of Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued upon conversion, the Corporation will in





















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                                       --

     good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved. All shares of Class A Common Stock issued upon conversion of the shares of Convertible Preferred Stock shall be validly issued, fully paid and nonassessable.

               (f) The Conversion Price shall be subject to adjustment as follows:

               (i) In case the Corporation shall (A) pay a dividend on any class of its capital stock in shares of its Class A Common Stock,
          (B) subdivided its outstanding shares of Class A Common Stock into a greater number of shares or (C) combine its outstanding shares of Class A Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Price thereafter shall be determined by multiplying the Conversion Price at which the shares of Convertible Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Class A Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision or combination.

              (ii) In case the Corporation shall issue rights or warrants to all holders of its Class A Common Stock entitling them (for a period expiring within 45 days after the record date for determining stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the current market price per share of Class A Common Stock (as determined in accordance with the provisions of Section 6(f)(iv) below) at the record date therefor (the "Current Market Price"), or in case the Corporation shall issue to all holders of its Class A Common Stock other securities convertible into or exchangeable for Class A Common Stock for a consideration per share of Class A Common Stock deliverable upon conversion or exchange thereof less than the Current Market Price, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by























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                                       --

          multiplying (A) the Conversion Price at which shares of Convertible Preferred Stock were theretofore convertible by (B) a fraction of which the denominator shall be the sum of (1) the number of shares of Class A Common Stock outstanding on the date of issuance of the convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Class A Common Stock offered for subscription or purchase, or issuable upon such conversion or exchange, and of which the numerator shall be the sum of (1) the number of shares of Class A Common Stock outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Class A Common Stock which the aggregate offering price of the number of shares of Class A Common Stock so offered would purchase at the Current Market Price per share of Class A Common Stock (as determined in accordance with the provisions of Section 6(f)(iv) below). Such adjustment shall be made whenever such convertible or exchangeable securities, rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such securities. However, upon the expiration of any right or warrant to purchase Class A Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 6(f)(ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 6(f) after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Class A Common Stock actually purchased upon the exercise of such rights or warrants. No further adjustment shall be made upon exercise of any right, warrant, convertible security or exchangeable security if any adjustment shall have been made upon issuance of such security.

             (iii) In case the Corporation shall pay a dividend to all holders of its Class A Common Stock (including any dividend paid in connection with a consolidation or merger in which the Corporation is the continuing corporation) of any shares of capital stock of the Corporation or its subsidiaries (other than Class A Common Stock) or evidences of its indebtedness or assets (excluding cash dividends






















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                                       --

          payable solely in cash that may from time to time be fixed by the Board of Directors, or dividends or distributions in connection with the liquidation, dissolution or winding up of the Corporation) or rights or warrants to subscribe for or purchase any of its securities or those of its subsidiaries or securities convertible or exchangeable for Class A Common Stock (excluding those securities referred to in Section 6(f)(ii) above), then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price thereafter shall be equal to the price determined by multiplying (A) the Conversion Price in effect on the record date mentioned below by (B) a fraction, the numerator of which shall be the Current Market Price per share of Class A Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose good faith determination shall be conclusive) as of such record date of the assets, evidences of indebtedness or securities so paid with respect to one share of Class A Common Stock, and the denominator of which shall be the Current Market Price per share of Class A Common Stock on such record date; provided, however,
                                                       --------  -------
          that in the event the then fair market value (as so determined) so paid with respect to one share of Class A Common Stock is equal to or greater than the Current Market Price per share of Class A Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of the Convertible Preferred Stock shall have the right to receive the amount and kind of assets, evidences of indebtedness, or securities such holder would have received had such holder converted each such share of Convertible Preferred Stock immediately prior to the record date for such dividend. Such adjustment shall be made whenever any such payment is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive the payment.

              (iv) For the purpose of any computation under Sections 6(f)(ii) and 6(f)(iii) above, the Current Market Price per share of Class A Common Stock at any date shall be deemed to be the average Sale Price for the 30 consecutive trading days commencing 45 trading days before the day in question.

               (v) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided,
                                                           --------
          however, that any adjustments that by
          -------



















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                                       --

          reason of this Section 6(f)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6(f) shall be made to the nearest cent.

              (vi) In the event that, at any time as a result of an adjustment made pursuant to Section 6(f)(i) or 6(f)(iii) above, the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Class A Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Class A Common Stock contained in Section 6(f)(i) through 6(f)(v) above, and the other provisions of this Section 6 with respect to the Class A Common Stock shall apply on like terms to any such other shares.

             (vii) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for Convertible Preferred Stock a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The certificate shall be conclusive evidence of the correctness of the adjustment. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of Convertible Preferred Stock.

            (viii) In case of any reclassification of the Class A Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Class A Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the Class A Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of






















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                                       --

          securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Class A Common Stock of the Corporation into which a share of Convertible Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this Section 6(f)(viii) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

               (g) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders of record of the Convertible Preferred Stock a notice of the reduction at least 15 days before the date the reduced Conversion Price takes effect, stating the reduced Conversion Price and the period it will be in effect. A voluntary reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of paragraph 6(f) above.

               7.   Status of Shares.  All shares of the Convertible
                    ----------------
     Preferred Stock that are at any time redeemed pursuant to Section 4 above or converted pursuant to Section 6 above and all shares of the Convertible Preferred Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors of the Corporation shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors of the Corporation as shares of any one or more other series.

               8.   Voting Rights.  Except as set forth below or otherwise
                    -------------
     required by law, holders of shares of the Convertible Preferred Stock shall have no voting rights. In connection with





















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                                       --

     any right to vote, each holder of shares of Convertible Preferred Stock will have one vote for each share held.

               (a)  Dividend Defaults.
                    -----------------
                    (i) Whenever, at any time or times, dividends payable on the shares of Convertible Preferred Stock at the time outstanding shall be in arrears in an aggregate amount equal to at least six quarterly dividend payments (whether or not consecutive), the holders of shares of Convertible Preferred Stock shall have the right, voting separately as a class with holders of Parity Dividend Shares to the extent such Parity Dividend Shares have such voting rights (the shares of Convertible Preferred Stock and any such other Parity Dividend Shares, collectively for purposes of this Section 8, the "Defaulted Preferred Stock"), to elect two directors of the Corporation at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders; provided, however, that if such voting rights shall
                        --------  -------
          become vested more than 90 days or less than 20 days before the date prescribed for the annual meeting of stockholders, the holders of the shares of Defaulted Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Defaulted Preferred Stock as set forth in Section 8(a)(ii) hereof. At elections for such directors, each holder of shares of Convertible Preferred Stock shall be entitled to on vote for each share held (the holders of any Parity Preferred Stock being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such voting rights, the maximum authorized number of members of the Board of Directors of the Corporation shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of outstanding Defaulted Preferred Stock as hereinafter set forth. The right of holders of Defaulted Preferred Stock, voting separately as a class without regard to series, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on Defaulted Preferred Stock shall have been paid in full or declared and set aside for payment in full, at which time such right immediately shall terminate subject to revesting in the event of each and every subsequent default of the character above mentioned.

                   (ii) At any time when such voting right shall have vested in the holders of shares of Defaulted Preferred Stock





















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                                       --

          entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of holders of record of 10% of the voting power represented by the shares of such Defaulted Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Defaulted Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the voting power represented by the shares of Defaulted Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this Section. Any holder of shares of Defaulted Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section. Notwithstanding the provisions of this Section, however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of stockholders.

                  (iii) So long as any shares of Convertible Preferred Stock are outstanding, the By-laws shall contain no provisions that would restrict the exercise, by the holders of Defaulted Preferred Stock, of the right to elect directors under the circumstances provided in Section 8(a)(i) above.

                   (iv) Directors elected pursuant to Section 8(a)(i) shall serve until the earlier of (A) the next annual meeting of the stockholders of the Corporation and the election (by the holders of Defaulted Preferred Stock) and qualification
























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                                       --

          of their respective successors or (B) the date upon which all dividends in default on the Defaulted Preferred Stock shall have been paid in full or declared and set apart for payment. If, prior to the end of the term of any director elected as aforesaid, a vacancy in the office of that director shall occur during the continuation of a default in dividends on the shares of the Convertible Preferred Stock or such Parity Dividend Shares by reason of death, resignation or disability, the vacancy shall be filled for the unexpired term by the appointment by the remaining director elected as aforesaid of a new director for the unexpired term of the former director.

               (b)  Miscellaneous.  Without the affirmative vote of the
                    -------------
     holders of at least 66 2/3% of the outstanding shares of the Convertible Preferred Stock and outstanding Parity Dividend Shares, voting as a single class (or, if less than all shares of the Convertible Preferred Stock of Parity Dividend Shares then outstanding would be adversely affected thereby, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of each series so affected, voting as a separate class), the Corporation may not:

                    (i) amend, alter or repeal (by merger or otherwise) any provision of the Corporation's Certificate of Incorporation or this Certificate or the By-laws of the Corporation so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the shares of the Convertible Preferred Stock; or

                   (ii) effect any reclassification of the shares of the Convertible Preferred Stock.

               The above notwithstanding, the Corporation's Certificate of Incorporation may be amended (i) to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon or (ii) to authorize any other class or series of capital stock of the Corporation, regardless of the relative rights, preferences, qualifications, limitations or restrictions thereof, including an amendment to increase the authorized number of shares of Common Stock or Preferred Stock of the Corporation without the vote of the holders of shares of the Convertible Preferred Stock.

               9.   Change of Control.
                    -----------------




















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




                                       --

                    (a) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the holders of the Convertible Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Convertible Preferred Stock at a purchase price of 101% of the liquidation preference thereof plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment
          Date).

                    (b) Within 30 days following the Change of Control Date, the Corporation shall send, by first class mail, postage prepaid, a notice to each holder of Convertible Preferred Stock at such holder's address as it appears on the stock books of the Corporation, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such holders to tender Convertible Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                         (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this
               Section 9 and that all Convertible Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                        (ii) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                       (iii) that any shares of Convertible Preferred Stock not tendered will continue to accrue dividends;

                        (iv) that, unless the Corporation defaults in making payment therefor, any share of Convertible Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

                         (v) that holders electing to have any shares of Convertible Preferred Stock purchased pursuant to a






















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                                       --

               Change of Control Offer will be required to surrender the certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

                        (vi) that holders will be entitled to withdraw their election if the Corporation receives, not later than five business days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Convertible Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing his election to have such shares of Convertible Preferred Stock purchased;

                       (vii) that holders whose shares of Convertible Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Convertible Preferred Stock; and

                      (viii)  the circumstances and relevant facts
               regarding such Change of Control.


               (c) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Convertible Preferred Stock in connection with a Change of Control Offer.

               (d) On the Change of Control Payment Date the Corporation shall (x) accept for payment the shares of Convertible Preferred Stock validly tendered pursuant to the Change of Control Offer,
          (y) pay to the holders of shares so accepted the purchase price therefor in cash and (z) cancel and retire each surrendered certificate. Unless the Corporate defaults in the payment for the shares of Convertible Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Convertible preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.























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                                       --

               (e) If the purchase of the Convertible Preferred Stock would violate or constitute a default under indebtedness of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall either (A) repay in full all such indebtedness or (B) obtain the requisite consents, if any under such indebtedness required to permit the repurchase of Convertible Preferred Stock required by this paragraph (9).
          Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer.

               "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a "Group"), other than to Hicks Muse or any of its affiliates, officers and directors or to Steven Dinetz (the "Permitted Holders"); or (ii) a majority of the Board of Directors of the Corporation shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Corporation.

               "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of the Corporation on January 23, 1997, (ii) was nominated for election or elected to the Board of Directors of the Corporation with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

               "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

               10.  Mandatory Redemption.  The shares of the Convertible
                    --------------------
     Preferred Stock are not subject to mandatory





















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




                                       --

     redemption or sinking fund requirements.

               11.  Certain Definitions.  As used in this Certificate, the
                    -------------------
     following terms shall have the following terms shall have the following respective meanings:

               "Common Shares" shall mean any stock of the Corporation
                -------------
     which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which is not subject to redemption by the Corporation. Unless the context otherwise specifies or requires, all references in this certificate to "Common Shares" include the Common Stock.




















































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                                       --

               IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned duly authorized officer this 23rd day of January, 1997.


                                   CHANCELLOR BROADCASTING COMPANY



                                   By:   /s/ JACQUES D. KERREST
                                      -------------------------------------
                                      Name:  Jacques D. Kerrest
                                      Title: Senior Vice President
                                              and Chief Financial
                                              Officer




















































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